Exhibit 99.1

Sabre announces closing of sale of Hospitality Solutions business to TPG

Vast majority of $960 million net proceeds to be used to pay down debt

SOUTHLAKE, Texas – July 7, 2025 – Sabre Corporation (“Sabre” or the “Company”) (NASDAQ: SABR) today announced the completion of the previously announced sale of its Hospitality Solutions business to TPG for $1.1 billion, $960 million net of taxes and fees.

“The completion of the sale of Sabre Hospitality Solutions to TPG is an important step in Sabre’s ongoing transformation. We are pleased with this transaction, and the opportunity it provides us to pay down debt and reduce our net leverage, optimize our portfolio and continue our focus on positioning the company for sustainable growth. I am thankful to the team at Hospitality Solutions and wish them success,” said Kurt Ekert, President and CEO.

About Sabre

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit www.sabre.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. Any statements that are not historical or current facts are forward-looking statements, including those related to the transaction. In many cases, you can identify forward-looking statements by terms such as “expect,” “guidance,” “outlook,” “trend,” “on course,” “on track,” “target,” “potential,” “benefit,” “goal,” “believe,” “plan,” “confident,” “anticipate,” “indicate,” “trend,” “position,” “optimistic,” “will,” “forecast,” “continue,” “strategy,” “estimate,” “project,” “may,”

“should,” “would,” “intend,” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2025, in our Annual Report on Form 10-K filed with the SEC on February 20, 2025 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

SABR-F

Contacts:

Media	Investors
Cassidy Smith-Broyles	Jim Mathias
cassidy.smith-broyles@sabre.com	jim.mathias@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

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